Exhibit 99.1

NEOSE TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

HORSHAM, PA, November 8, 2007 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the third quarter ended September 30, 2007.

For the quarter ended September 30, 2007, the Company reported a net loss of $2.5 million, or $0.05 per basic and diluted share, compared to a net loss of $1.4 million, or $0.04 per basic and diluted share, for the third quarter in 2006. The Company’s net loss for the quarter ended September 30, 2007 included non-cash income of $7.8 million relating to a decrease in the fair value of the Company’s warrant liability. During the third quarter of 2006, the Company recognized a $7.3 million gain from the sale of the Company’s facility containing its former corporate headquarters and pilot manufacturing plant (“Witmer Road Facility”).

The Company reported revenues of $2.6 million for the third quarter of 2007, compared to $1.5 million for the third quarter of 2006. The increase in revenues during the 2007 period was due to higher revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG. Research and development expenses increased to $10.7 million in the third quarter of 2007 from $6.8 million in the third quarter of 2006. The increase in research and development expenses during the 2007 period was primarily due to higher clinical and process development costs for NE-180, including a $2.8 million non-refundable contract obligation to a vendor, as well as higher costs associated with the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG.

General and administrative expenses were $2.6 million for the third quarter of 2007, compared to $3.0 million for the third quarter of 2006. The decrease in general and administrative expenses for the 2007 period was primarily due to lower legal costs associated with intellectual property.

For the nine months ended September 30, 2007, the Company reported a net loss of $25.3 million, or $0.52 per basic and diluted share, compared to a net loss of $17.6 million, or $0.54 per basic and diluted share, for the same period in 2006. During 2007, the Company recorded $3.3 million of non-cash income due to a decrease in the fair value of the Company’s warrant liability. During 2006, the Company recognized a $7.3 million gain from the sale of the Company’s Witmer Road Facility. The Company reported revenues of $6.1 million for the first nine months of 2007, compared to $5.6 million for the same period in 2006. The increase in revenues for the 2007 period was primarily due to revenues recognized under the Company’s collaboration with BioGeneriX AG.

Operating expenses for the nine months ended September 30, 2007 were $36.4 million, compared to $30.2 million for the same period in 2006. Research and development expenses for the nine months ended September 30, 2007 increased to $28.3 million from $21.2 million in the comparable 2006 period. The increase in research and development expenses during the 2007 period was primarily due to higher clinical and process development costs for NE-180, including a $2.8 million non-refundable contract obligation to a vendor.

General and administrative expenses were $8.1 million for the nine months ended September 30, 2007, compared to $9.1 million for the same period in 2006. The decrease for the 2007 period was primarily due to lower legal costs associated with intellectual property, lower payroll expense due to decreased headcount, and lower stock-based compensation.

Interest expense was $0.1 million for the nine months ended September 30, 2007, compared to $1.2 million for the same period in 2006. Lower average debt balances during the 2007 period accounted for the decrease.

The Company ended the third quarter of 2007 with $29.1 million in cash and cash equivalents.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on November 8, 2007, to discuss the third quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 909-5202. The dial-in number for international callers is (785) 830-7975. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 2746623. The replay number for international callers is (719) 457-0820, also using the passcode 2746623. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins, which we believe are competitive with best-in-class protein drugs currently on the market. We are developing these candidates on our own and through strategic partnerships. The lead candidates in our pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic kidney disease and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with 2006 aggregate sales in excess of $15 billion.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000 Barbara Krauter Manager, Corporate Communications (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue from collaborative agreements	$2,631	$1,477	$6,099	$5,588

Operating expenses:
Research and development	10,735	6,811	28,289	21,173
General and administrative	2,560	3,028	8,073	9,050

Total operating expenses	13,295	9,839	36,362	30,223
Gain on sale of Witmer Road Facility	—	7,335	—	7,335

Operating loss	(10,664)	(1,027)	(30,263)	(17,300)
Decrease in fair value of warrant liability	7,772	—	3,342	—
Interest income	421	269	1,195	943
Interest expense	(35)	(592)	(123)	(1,225)

Loss before income tax benefit	(2,506)	(1,350)	(25,849)	(17,582)
Income tax benefit	—	—	533	—

Net loss	$(2,506)	$(1,350)	$(25,316)	$(17,582)

Basic and diluted net loss per share	$(0.05)	$(0.04)	$(0.52)	$(0.54)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	54,449	32,866	48,844	32,818

Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$29,123	$16,388
Accounts receivable, net	1,444	286
Prepaid expenses and other current assets	965	1,284

Total current assets	31,532	17,958
Property and equipment, net	13,815	13,104
Intangible and other assets, net	71	181

Total assets	$45,418	$31,243

Liabilities and Stockholders’ Equity
Current liabilities	$10,371	$10,265
Warrant liability	7,423	—
Long-term debt and capital lease obligations, net of current portion	204	580
Deferred revenue, net of current portion	5,285	4,329
Other liabilities	539	510

Total liabilities	23,822	15,684
Stockholders’ equity	21,596	15,559

Total liabilities and stockholders’ equity	$45,418	$31,243